A.C. SIMMONDS AND SONS INC. 8-K

Exhibit 99.1

A. C. Simmonds and Sons Appoints New Chief Financial Officer

TORONTO, ONTARIO--(Marketwired - Sept. 15, 2014) - John G. Simmonds, Chairman and CEO of A. C. Simmonds and Sons (the "Company") (OTCQB:ACSX) today announced the appointment of Jon Szczur as Executive Vice President and Chief Financial Officer of the company.

In a move designed to complement and enhance the skills mix of its executive team, A. C. Simmonds has appointed Jon Szczur as Executive Vice President and Chief Financial Officer, effective immediately. Szczur brings more than 18 years of experience to A. C. Simmonds, including extensive operational and financial experience with publicly- and privately-held companies. He is a Certified Management Accountant and has a Bachelor of Business Administration degree from the Brock University.

Szczur joins A. C. Simmonds from a publicly traded technology company, SMTC Corporation, where he led the $300 million global finance organization as Vice President, Finance. During his career, Jon has played a pivotal role in the successful integration of key acquisitions with a combined value of more than $500 million. He also has a track record of driving significant operational and profit improvements for multisite global organizations in a variety of industries.

Szczur says: "I am thrilled to be joining A.C. Simmonds at this exciting time. I look forward to working closely with John Simmonds and the executive team and believe my multifaceted experience will allow me to make significant contributions to the company."

Speaking of Jon Szczur's appointment, John Simmonds, CEO for A. C. Simmonds, says: "Jon is a valuable addition to the team and joins A. C. Simmonds and Sons at an exciting time as we continue to carry out our strategic business plan of growth and expansion in the various verticals in which we operate. Jon shares our vision and will become a key player in enabling us to achieve it. His diverse finance and operational expertise will be instrumental as we look to integrate various acquisitions."

About A. C. Simmonds and Sons

A. C. Simmonds and Sons, with lineage through its management team to 96 years of business experience, is a Canadian based company with interests across North America and a growing international presence. The Company is focused on acquiring profitable businesses for expansion and development in seven growth sectors: international food, oil and gas, waste management, mold remediation, renewable energy, disruptive technology, leisure and entertainment. John G. Simmonds, Chairman and CEO, co-founded the largest Canadian golf course operation and has successfully established and grown companies and built effective teams. He has served as chairman and member of the board of directors of several public companies.

For more information, please visit www.acsimmondsandsons.com

Forward-looking statements

Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, those detailed from time to time in the Company's SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and the uncertainties associated with the Company's business, please refer to the risks and uncertainties detailed from time to time in the Company's SEC filings.

Contact Information

  A.C. Simmonds and Sons Inc.
  Don Fenton
  Director of Communications
  416-434-3681
  dfenton@acsimmondsandsons.com
  www.acsimmondsandsons.com